Exhibit 99.1

Gogo Inc. Announces Exercise of Convertible Notes Over-Allotment Option

ITASCA, Ill., Mar. 24, 2015 /PRNewswire/ — Gogo Inc. (Nasdaq: GOGO) (“Gogo”) announced today the sale of $5.94 million in aggregate principal amount of its 3.75% convertible senior notes due 2020 (the “notes”) in respect of Gogo’s previously announced private offering of the notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a partial exercise of the initial purchasers’ option to purchase additional notes to cover over-allotments. The notes sold on March 24, 2015 have the same terms in all respects as the notes previously sold in such offering. Gogo has issued a total of $361.94 million aggregate principal amount of the notes pursuant to such offering.

The net proceeds from the March 24, 2015 sale of notes were approximately $5.79 million, after deducting the initial purchasers’ discounts and estimated fees and expenses. Gogo expects to use the net proceeds from the sale of the notes for working capital and other general corporate purposes, including costs associated with developing and launching its next-generation technology solutions and the acquisition of additional spectrum should it become available.

This press release is not an offer to sell or purchase, or a solicitation of an offer to sell or purchase, the notes or the common shares issuable upon conversion of the notes, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

The notes and any common shares issuable upon conversion of the notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release includes forward-looking statements regarding Gogo’s financing plans, including statements related to Gogo’s intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, the fact that Gogo’s management will have broad discretion in the use of the proceeds from any sale of the convertible notes. Gogo’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Gogo and its businesses are described in additional detail in its Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the SEC.

Investor Relations Contact:	Media Relations Contact:

Varvara Alva	Steve Nolan
630-647-7460	630-647-1074
ir@gogoair.com	pr@gogoair.com